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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                          ___________________________


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



    Date of Report:  (Date of earliest event reported):  September 13, 2010


                               Rock-Tenn Company
               (Exact name of registrant as specified in charter)


           Georgia                 001-12613                62-0342590
(State or Other Jurisdiction   (Commission File           (IRS Employer
      of Incorporation)             Number)             Identification No.)


     504 Thrasher Street, Norcross, Georgia              30071
    (Address of principal executive offices)          (Zip Code)


                                 (770) 448-2193
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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Item 8.01.  Other Events

In April 2010, Rock-Tenn Company ("we" or "our") filed an application with the Internal Revenue Service ("IRS") to be registered as a producer of cellulosic biofuel as described in Internal Revenue Code Section 40(b)(6). On July 9, 2010, the IRS Office of Chief Counsel issued Chief Counsel Advice Memorandum AM 2010-002 dated June 28, 2010, which concluded that black liquor sold or used in a taxpayer's trade or business during calendar year 2009, qualifies for the cellulosic biofuel producer credit ("CBPC"). On August 19, 2010, the IRS sent a Letter of Registration to our wholly-owned subsidiary, Rock-Tenn Mill Company, LLC ("RockTenn"), approving RockTenn as a producer of cellulosic biofuel through the operation of its pulp and paper mill in Demopolis, Alabama. Each gallon of black liquor produced by a registered cellulosic biofuel producer during calendar year 2009 qualifies for a non-refundable CBPC of $1.01 per gallon. The CBPC is a taxable credit which results in an after-tax credit value of approximately $0.63 cents per gallon. We have calculated the aggregate undiscounted CBPC, net of expected income taxes and interest, to be approximately $113 million. Any CBPC unused in any particular tax year may be carried back one year and carried forward and utilized in future years. Although the statute is unclear as to the expiration date of these credit carryforwards, it will be no earlier than December 31, 2012.

For the majority of calendar year 2009, RockTenn had qualified to receive a different tax credit linked to the production of black liquor - the alternative fuel mixture credit ("AFMC") of $0.50 per gallon. The AFMC is not includable in taxable income. We have calculated the aggregate AFMC generated to be approximately $84 million.

Since the after tax value of the CBPC credit is of greater value to us than the AFMC credit that we had previously claimed, we have amended our 2008 and 2009 federal returns and will file our fiscal 2010, 2011 and 2012 federal and state tax returns claiming the CPBC. The estimated cumulative impact of this change is that we anticipate an increase in the after tax cash benefit of using CBPC, net of interest, over using AFMC to be approximately $29 million. We will record the cumulative impact of the increased tax credits in our September 2010 quarter as a reduction of income tax expense.

The AFMC can reduce a taxpayer's federal income tax liability to zero in a given tax year and any unused amounts can be refunded to the taxpayer. The CBPC can be used to reduce federal income tax liability in a given tax year but cannot reduce a taxpayer's federal tax liability to less than 25% of such liability, calculated before the application of CBPCs. The net impact of changing from using AFMC to using CBPC is that we will pay approximately $50 million more in taxes and related interest than we had assumed we would pay for the quarter ended September 30, 2010 as we return the cash associated with the AFMC to the IRS, and we receive the benefit of approximately $31 million of CBPC for fiscal 2009 and fiscal 2010. We expect to reduce net cash tax payments in fiscal 2011 that otherwise would be payable without the benefit of the CBPC by approximately $50 million, plus receive an addtitional refund of approximately $3 million due to a carryback to fiscal 2008. We expect an additional reduction of cash tax payments in fiscal 2012 through the use of the estimated remaining $29 million of CBPC not utilized through the end of fiscal 2011. The actual timing of the utilization of the CBPC will vary due to changes in taxable income.

On our third quarter of fiscal 2010 conference call we stated that we expected there to be some modest upside to our last estimate of fiscal 2010 debt reduction and dividend payments of $285 to $290 million. Our prior guidance will be reduced by the $50 million of additional tax payments outlined above.

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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                ROCK-TENN COMPANY
                                                  (Registrant)




Date: September 13, 2010           By: /s/ Steven C. Voorhees
                                       -----------------------------------------
                                       Steven C. Voorhees
                                       Executive Vice-President, Chief Financial
                                       Officer And Chief Administrative Officer
                                       (Principal Financial Officer)

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